                      FIRST AMENDMENT TO RIGHTS AGREEMENT
                      -----------------------------------


     This FIRST AMENDMENT amends the Rights Agreement dated as of July 8, 1996 (the "Agreement") between Dataware Technologies, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent. Capitalized terms used and not defined herein have the same respective meanings as in the Agreement. Except as set forth herein, the Agreement shall remain in force without change.

     WHEREAS, the Board of Directors of the Company has authorized the issuance and sale of shares of the Company's Series B Convertible Preferred Stock (the "Series B Shares") and deems it desirable that the holders of the Series B Shares, as such, as of any time have the same rights under the Agreement as they would have had they converted the Series B Shares into Common Stock immediately before such time;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree pursuant to Section 27 of the Agreement that the Agreement is hereby amended by deleting subsection 1(g) thereof in its entirety and substituting therefor the following new subsection 1(g):

     "(g) "Common Stock" shall mean the common stock, par value $0.01 per share, of the Company, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person. Without limiting the foregoing, "Common Stock" shall also include the shares of common stock, par value $0.01 per share, of the Company at the time issuable upon conversion of the outstanding shares of the Series B Convertible Preferred Stock of the Company."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal as of April 14, 1997.


Attest:                                 DATAWARE TECHNOLOGIES, INC.



By:  /s/ Matthew C. Dallett             By:  /s/ Kurt Mueller
     ----------------------                  ----------------
     Matthew C. Dallett                      Kurt Mueller
     Assistant Secretary                     Chairman of the Board and
                                             Chief Executive Officer

Attest:                                 AMERICAN STOCK TRANSFER & TRUST COMPANY


By:  /s/ Susan Silber                   By: /s/ Herbert J. Lemmer
     -------------------                    ---------------------
     Name:  Susan Silber                    Name:   Herbert J. Lemmer
     Title: Assistant Secretary             Title:  Vice President

                                      -2-